Two Harbors Investment Corp. Announces Chief Financial Officer Transition New York, October 5, 2018 – Two Harbors Investment Corp. (NYSE: TWO) today announced Brad Farrell’s intention to resign from his position as Vice President, Chief Financial Officer and Treasurer in order to pursue other opportunities. Mr. Farrell’s resignation is not the result of any disagreement with respect to any matter relating to the operations, financial reporting, policies or practices of Two Harbors or Pine River. Mr. Farrell has agreed to stay on with the Company through January 31, 2019 to assist in the transition of his duties and responsibilities. Effective immediately, the Board of Directors has appointed Mary Riskey to serve as Vice President, Acting Chief Financial Officer and Treasurer, in which role Ms. Riskey will assume the day-to-day duties and responsibilities of the chief financial officer. The Board of Directors intends to appoint Ms. Riskey as Vice President, Chief Financial Officer and Treasurer upon the effectiveness of Mr. Farrell’s resignation. Ms. Riskey joined Two Harbors in 2011 as Director, Loan Accounting. From 2013 to 2016, Ms. Riskey served as Director, Corporate Controller of the company. Since 2016, Ms. Riskey has served as Managing Director, Chief Accounting Officer of the company. Ms. Riskey has spent the breadth of her career in financial reporting and accounting roles for public financial services companies. From 2000 to 2011, Ms. Riskey served in leadership roles at GMAC ResCap, a global diversified real estate company, advancing to Senior Director, Accounting and Reporting. From 1995 to 2000, Ms. Riskey held several positions at Arcadia Financial LTD, serving most recently as Assistant Controller. Ms. Riskey received a B.B.A. in Accounting from the University of North Dakota. “Under Brad’s leadership, we have developed a first-class finance team with a keen focus on financial transparency and accuracy. We would like to thank Brad for his leadership and service to the company,” stated Thomas Siering, Two Harbors’ President and Chief Executive Officer. “We are also pleased to announce the planned appointment of Mary as Chief Financial Officer and expect that her transition to the role will be seamless given her expertise and years of experience with the company. We have assembled a great team to take the company forward and are very excited about the opportunities ahead for Two Harbors.” Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 575 Lexington Avenue, Suite 2930, New York, NY 10022, telephone 612-629-2500. Contact Investors: Margaret Field, Investor Relations, Two Harbors Investment Corp., 212-364-3663, margaret.field@twoharborsinvestment.com.